Exhibit 99.1

Media Contacts:
Teresa Nilsen                                                             Hibre Teklemariam

Hennessy Advisors, Inc.                                            SunStar Strategic

Terry@hennessyadvisors.com; 800-966-4354          HTeklemariam@sunstarstrategic.com; 703-894-1057

FOR IMMEDIATE RELEASE

Hennessy Advisors, Inc. Reports Earnings and Announces Dividend

August 2, 2023, Novato, CA - Hennessy Advisors, Inc. (Nasdaq:HNNA) reported results for its third fiscal quarter of 2023, which ended June 30, 2023. The firm also announced a quarterly dividend of $0.1375 per share to be paid on September 6, 2023, to shareholders of record as of August 23, 2023, which represents an annualized dividend yield of 7.8%.*

“The three major market indices were up during the quarter ended June 30, 2023. Our economy is currently experiencing moderate inflation, employment remains consistently strong, and corporate earnings are looking better than earlier projected,” said Neil Hennessy, Chairman and CEO of Hennessy Advisors, Inc. “Even if the Federal Reserve incrementally increases interest rates, I believe the U.S. economy will still continue to show favorable signs for extended growth,” he added.

“In a market where eight stocks in the S&P 500 Index (Microsoft, Tesla, Meta, Apple, Amazon, Netflix, Nvidia, and Alphabet) are producing approximately 75% of the index’s performance (year to date as of June 30), it is encouraging to see value investing, based on practical fundamentals, producing solid gains. Our mutual funds continue to deliver healthy returns as evidenced by recent accolades,” he added.

o	3 Top-Performing Mutual Funds to Consider for Your Retirement Portfolio. (July 20, 2023). Zacks Equity Research. The Hennessy Cornerstone Mid Cap 30 Fund is named in the article.

o	On July 8, 2023, the Wall Street Journal announced its Winner’s Circle. The Hennessy Cornerstone Mid Cap 30 was ranked 6th with 12-month performance through June 30, 2023, of 35.1%.

o	Are these 3 Top-Ranked Mutual Funds in Your Retirement Portfolio? (June 29, 2023). Zacks Equity Research. The Hennessy Cornerstone Mid Cap 30 Fund is named in the article.

o	Tyler Bundy. (June 22, 2023). The 20 Best Large-Cap Mutual Funds to Buy Now. TheStreet. The Hennessy Cornerstone Value Fund was ranked number 16 in the article.

o	Lewis Braham. (June 15, 2023). How to Find Funds that Can Play Both Offense and Defense. Barron’s. The Hennessy Cornerstone Mid Cap 30 Fund is named in the article.

o	David Trainor. (May 18, 2023). How to Find the Best Style Funds 2Q23. Forbes. The Hennessy Cornerstone Value Fund is ranked first overall in the article.

“This recent quarter reflects the continued execution of our consistent business model to drive organic growth and to identify strategic acquisitions,” said Teresa Nilsen, President and COO. “Although our total assets under management were down since June last year, our assets under management have increased over 4% in the last three months, and in April of this year we announced the intent to acquire the assets of the CCM Equity Funds. Pending shareholder approval of the transaction, the CCM Equity Fund assets will be reorganized into the Hennessy Stance ESG ETF.”

“We also continue diligently managing our balance sheet as cash, net of debt, is up 11% in the last 12 months,” she added.

Summary Highlights (compared to the prior comparable quarter ended June 30, 2022):

●	Total revenue of $5.7 million, a decrease of 18%.
●	Net income of $1.1 million, a decrease of 14%.
●	Fully diluted earnings per share of $0.15, a decrease of 12%.
●	Average assets under management, upon which revenue is earned, of $2.9 billion, a decrease of 17%.
●	Total assets under management of $3.0 billion, a decrease of 6%.
●	Cash and cash equivalents, net of gross debt, of over $19.1 million, an increase of 11%.

	Three Months Ended June 30,		Change
	2023	2022	Dollar	Percent
Total Revenue	$5,701,330	$6,909,032	$(1,207,702)	-17.5%
Net Income	1,116,039	1,301,132	(185,093)	-14.2%
Earnings Per Share (Diluted)	0.15	0.17	(0.02)	-11.8%
Weighted Average Number of Shares Outstanding (Diluted)	7,605,689	7,577,134	28,555	0.4%
Average Assets Under Management	2,850,912,822	3,439,130,612	(588,217,790)	-17.1%

	As of June 30,
	2023	2022
Total Assets Under Management	$2,964,013,210	$3,155,565,937	$(191,552,727)	-6.1%
Cash and Cash Equivalents, Net of Gross Debt Balance	19,149,184	17,230,311	1,918,873	11.1%

*          Based on the closing stock price of $7.01 on August 1, 2023, and an annualized dividend of $0.55 per share.

About Hennessy Advisors, Inc.

Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, multi-asset, and sector and specialty funds. Hennessy Advisors, Inc. is committed to providing superior service to shareholders and employing a consistent and disciplined approach to investing based on a buy‑and‑hold philosophy that rejects the idea of market timing.

Supplemental Information

Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase, or sale would be unlawful under the securities laws of such jurisdiction.

Forward-Looking Statements

This press release contains “forward-looking statements” for which Hennessy Advisors, Inc. claims the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995. Forward‑looking statements relate to expectations and projections about future events based on currently available information. Forward‑looking statements are not a guarantee of future performance or results and are not necessarily accurate indications of the times at which, or means by which, such performance or results may be achieved. Forward‑looking statements are subject to risks, uncertainties, and assumptions, including those described in the sections entitled “Risk Factors” and elsewhere in the reports that Hennessy Advisors, Inc. files with the Securities and Exchange Commission. Unforeseen developments could cause actual performance or results to differ substantially from those expressed in, or suggested by, the forward‑looking statements. Hennessy Advisors, Inc. management does not assume responsibility for the accuracy or completeness of the forward-looking statements and undertakes no responsibility to update any such statement after the date of this press release to conform to actual results or to changes in expectations.